Contact:	Francesca Marraro (media relations)	Christine Rogers (investor relations)
	(212) 857-5442	(212) 857-5423
	fmarraro@hmsy.com	crogers@hmsy.com

HMS HOLDINGS CORP. ANNOUNCES SECOND QUARTER 2007 RESULTS;
RAISES GUIDANCE FOR FULL YEAR 2007

NEW YORK, August 2, 2007—HMS Holdings Corp. (Nasdaq: HMSY) today announced results for the quarter ended June 30, 2007, reporting revenue of $35.1 million, an increase of $18.2 million or 108% from the $16.9 million reported for the same quarter of the prior year. HMSY reported net income of $3.8 million or $0.15 per diluted common share for the quarter ended June 30, 2007, compared to net income of $1.5 million or $0.07 per diluted common share during the same quarter of the prior year.

For the six months ended June 30, 2007, HMSY reported revenue of $67.3 million, an increase of $34.1 million or 103% from the $33.2 million during the same period of the prior year. HMSY reported net income of $6.8 million or $0.26 per diluted common share for the six months ended June 30, 2007, compared to net income of $2.8 million or $0.12 per diluted common share during the same period of prior year.

As summarized in the following table, earnings before interest, taxes, depreciation and amortization, and share based compensation expense (adjusted EBITDA) was $10.1 million for the quarter ended June 30, 2007, an increase of 249% over the second quarter of 2006. For the six months ended June 30, 2007, adjusted EBITDA was $18.9 million, an increase of 244% over the six months ended June 30, 2006.

Reconciliation of net income to EBITDA and	Three months ended		Six months ended
Adjusted EBITDA	June 30		June 30
	2007	2006	2007	2006
Net Income	$3,807	$1,535	$6,779	$2,840

Income taxes	2,943	947	5,241	1,865
Depreciation and amortization	2,457	682	4,803	1,299
Net interest expense (income)	431	(573)	1,035	(1,088)
Earnings before interest, taxes, depreciation and
amortization (EBITDA)	9,638	2,591	17,858	4,916
Share based compensation expense	452	299	1,003	573
Adjusted EBITDA	$10,090	$2,890	$18,861	$5,489

Our results for the three and six-months ended June 30, 2007 reflect the acquisition of the Benefits Solutions Practice Area (BSPA) of Public Consulting Group, Inc. (PCG) in September 2006. The BSPA purchase agreement provided for a contingent cash payment of up to $15 million to PCG if certain revenue targets were met for the twelve months ending June 30, 2007. As we have exceeded these targets, $15 million of additional cash consideration is due to PCG. This amount has been recorded in goodwill and accrued liabilities at June 30, 2007 and will be paid on or about September 30, 2007. We anticipate that this payment will be made from existing cash reserves ($21.1 million at June 30, 2007) and funds generated by operations.

For the full year 2007, the Company is raising its consolidated revenue guidance to approximately $140 million from its previous guidance of at least $136 million and its adjusted EBITDA guidance to approximately $38 million from the previous guidance of at least $35 million. The Company has not provided estimates of future net income due to uncertainties beyond the control of management, including future interest rates and effective future tax rates. As we have noted in the past, the project nature of the Company’s business can result in an uneven revenue stream and thus expectations for 2007 are based on an annual comparison to 2006 and are not necessarily applicable on a sequential or year-over-year quarterly basis.

HMSY will be hosting its second quarter 2007 results conference call with the investment community on Friday, August 3, 2007 at 10:00 A.M. Eastern Time. The conference call will include listen-only capability for individual investors and interested parties. The conference call number is US/Canada: 1 (877) 272-8639 Int'l/Local Dial-In: (706) 634-1355 Participant Code: 10400101. A slide presentation will accompany the conference call and may be accessed through our website at http://www.hmsholdings.com/news/quarterly_reports.asp.

A conference call replay will be available beginning 8/03/2007 1:00 PM EST through 8/10/2007 11:00 PM EST. To listen to the replay of the call, dial: US/Canada: (800) 642-1687 Int'l/Local Dial-In: (706) 645-9291 Participant Code: 10400101 or visit our website at http://www.hmsholdings.com/news/quarterly_reports.asp.

This press release includes presentations of earnings before interest, taxes, depreciation and amortization (EBITDA) and adjusted EBITDA. Adjusted EBITDA represents EBITDA adjusted for share based compensation expense. EBITDA is a measure commonly used by the capital markets to value enterprises. Interest, taxes, depreciation and amortization can vary significantly between companies due in part to differences in accounting policies, tax strategies, levels of indebtedness and interest rates. Excluding these items provides insight into the underlying results of operations and facilitates comparisons between HMSY and other companies. EBITDA is also a useful measure of the company’s ability to service debt and is one of the measures used for determining debt covenant compliance. In addition, because of the varying methodologies for determining stock-based compensation expense, and the subjective assumptions involved in those determinations, we believe excluding stock-based compensation expense from EBITDA enhances the ability of management and investors to compare our core operating results over multiple periods with those of other companies. Management believes EBITDA and adjusted EBITDA information is useful to investors for these reasons. Both EBITDA and adjusted EBITDA are non-GAAP financial measures and should not be viewed as an alternative to GAAP measures of performance. Management believes the most directly comparable GAAP financial measure is net income and has provided a reconciliation of EBITDA and adjusted EBITDA to net income in this press release.

The HMS Holdings Corp. Form 10-Q for the quarter ended June 30, 2007 will be filed and available on our website www.hmsholdings.com on or about August 8, 2007, and will contain additional information about our results of operations for the fiscal year to date. This press release and the financial statements herein will be available at www.hmsholdings.com for at least a 12-month period. Shareholders and interested investors are also welcome to contact us through our Investor Relations phone number, 212-857-5423. Following the filing of the Form 10-Q, corporate executives will be available to respond to inquiries from shareholders and interested investors.

HMS Holdings Corp. is a national leader in cost containment and program integrity services for government healthcare programs. In 2006, HMS recovered more than $1.0 billion from third parties and other funding sources for its clients, and provided data that assisted them in saving billions more. HMS serves 58 Medicaid managed care plans under 24 contracts and the Medicaid programs of 40 states. HMS Holdings Corp (NASDAQ: HMSY) is headquartered in New York.

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of HMSY, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. The important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to (i) the information being of a preliminary nature and therefore subject to further adjustment; (ii) the uncertainties of litigation; (iii) HMSY’s dependence on significant customers; (iv) changing conditions in the healthcare industry which could simplify the reimbursement process and adversely affect HMSY’s business; (v) government regulatory and political pressures which could reduce the rate of growth of healthcare expenditures and/or discourage the assertion of claims for reimbursement against and delay the ultimate receipt of payment from third party payors; (vi) competitive actions by other companies, including the development by competitors of new or superior services or products or the entry into the market of new competitors; (vii) all the risks inherent in the development, introduction, and implementation of new products and services; and (viii) other risk factors described from time to time in HMSY’s filings with the SEC, including HMSY’s Form 10-K for the year ended December 31, 2006. HMSY assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise. When/if used in this release, the words “focus”, "believe”, “confident”, “anticipate”, “expected”, “strong”, “potential”, and similar expressions are intended to identify forward-looking statements, and the above described risks inherent therein.

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HMS HOLDINGS CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(In Thousands, Except Per Share Amounts)
(unaudited)

	Three Months ended		Six months ended
	June 30		June 30
	2007	2006	2007	2006

Revenue	$35,061	$16,850	$67,299	$33,228

Cost of services:
Compensation	13,387	8,068	26,460	15,946
Data processing	2,335	1,549	4,482	2,998
Occupancy	2,293	1,315	4,274	2,560
Direct project costs	5,188	2,278	10,345	4,966
Other operating costs	3,514	1,892	6,357	3,302
Amortization of acquisition related
intangibles	1,163	-	2,326	-
Total cost of services	27,880	15,102	54,244	29,772

Operating income	7,181	1,748	13,055	3,456

Interest expense	(542)	-	(1,251)	-
Interest income	111	573	216	1,088
Income before income taxes	6,750	2,321	12,020	4,544
Income taxes	2,943	947	5,241	1,865
Income from continuing operations	3,807	1,374	6,779	2,679
Discontinued operations:
Income from operations	-	161	-	161
Net income	$3,807	$1,535	$6,779	$2,840

Basic income per share data:
Income per share from continuing operations	$0.16	$0.06	$0.29	$0.12
Income per share from discontinued
operations	-	0.01	-	0.01
Net income per basic share	$0.16	$0.07	$0.29	$0.13
Weighted average common shares
outstanding, basic	23,667	21,284	23,552	20,958

Diluted income per share data:
Income per share from continuing operations	$0.15	$0.06	$0.26	$0.11
Income per share from discontinued operations	-	0.01	-	0.01

Net income per diluted share	$0.15	$0.07	$0.26	$0.12

Weighted average common shares, diluted	26,068	23,188	25,986	22,946

HMS HOLDINGS CORP. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Amounts)
(unaudited)

	June 30	December 31
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$21,095	$12,527
Accounts receivable, net of allowance of $493 and $512 at
March 31, 2007 and December 31, 2006, respectively	32,291	30,930
Prepaid expenses and other current assets, including deferred tax assets of $2,102 and $3,353 at June 30, 2007 and
December 31, 2006, respectively	3,736	5,352
	57,122	48,809

Property and equipment, net	13,559	12,160
Goodwill, net	80,242	65,242
Deferred income taxes, net	2,412	3,860
Intangible assets, net	24,183	26,204
Other assets	809	968
Total assets	$178,327	$157,243

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable, accrued expenses and other liabilities	$14,556	$14,285
Amounts due to Public Consulting Group, Inc.	15,478	1,385
Current portion of long-term debt	6,300	7,875
Total current liabilities	36,334	23,545

Long-term liabilities:
Long-term debt	20,475	23,625
Other liabilities	3,091	3,166
Total long-term liabilities	23,566	26,791
Total liabilities	59,900	50,336

Commitments and contingencies

Shareholders’ Equity:
Preferred stock - $.01 par value; 5,000,000 shares authorized;
none issued	-	-
Common Stock - $.01 par value; 45,000,000 shares
authorized;
26,456,270 shares issued and 23,793,424 shares
outstanding at June 30, 2007;
25,027,865 shares issued and 23,365,019 shares
outstanding at December 31, 2006;	254	250
Capital in excess of par value	115,566	110,876
Retained earnings	12,010	5,231
Treasury stock, at cost; 1,662,846 shares at June 30, 2007 and
December 31, 2006	(9,397)	(9,397)
Accumulated other comprehensive loss	(6)	(53)

Total shareholders’ equity	118,427	106,907

Total liabilities and shareholders’ equity	$178,327	$157,243

HMS HOLDINGS CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
For the Six-month Periods ended June 30, 2007 and 2006
(in Thousands)
(unaudited)

	Six months ended June 30,
	2007	2006
Operating activities:
Net income	$6,779	$2,840
Adjustments to reconcile net income to net cash provided by
operating activities:
Income from discontinued operations	-	(161)
Loss on disposal of fixed assets	79	7
Depreciation and amortization	5,058	1,299
Stock compensation expense	1,003	573
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(1,361)	6,191
(Increase) decrease in prepaid expenses and other
current assets	364	(422)
Decrease in deferred tax asset	2,699	1,723
(Increase) decrease in other assets	(88)	67
Decrease in accounts payable, accrued expenses and
other liabilities	(663)	(5,111)

Net cash provided by operating activities	13,870	7,006

Investing activities:
Purchases of short-term investments	-	(54,450)
Sales of short-term investments	-	48,300
Purchases of property and equipment	(3,940)	(1,594)
Investment in software	(328)	(605)

Net cash used in investing activities	(4,268)	(8,349)

Financing activities:
Proceeds from exercise of stock options	1,743	2,381
Tax benefit of disqualifying dispositions	1,948	-
Repayment of long-term debt	(4,725)	-
Net cash provided by (used in) financing
activities	(1,034)	2,381

Net increase in cash and cash equivalents	8,568	1,038

Cash provided by discontinued operations:
Cash provided by operating activities	-	161
Net cash provided by discontinued operations	-	161

Cash and cash equivalents at beginning of period	12,527	3,641

Cash and cash equivalents at end of period	$21,095	$4,840

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$76	$283
Cash paid for interest	$1,104	$-